SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                     ____________________________________


                                   FORM 8-K


                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 16, 1999 (June 4, 1999)

                          CAI WIRELESS SYSTEMS, INC.


            (Exact name of registrant as specified in its charter)



    Connecticut                       0-22888                     06-1324691
  (State or other                (Commission File                (IRS Employer
  jurisdiction of                     Number)                   Identification
  incorporation)                                                     No.)




                     18 CORPORATE WOODS BLVD., ALBANY, NY 12211
                (Address of principal executive offices)  (Zip Code)


     Registrant's telephone number, including area code    (518) 462-2632





         (Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

     (a) The following description in this Item 1(a) is based entirely upon information contained in a Schedule 13D (the "Schedule 13D") filed by MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom") with the Securities and Exchange Commission on June 9, 1999 relating to the acquisition of shares of common stock, par value $.01 per share (the "Shares") of CAI Wireless Systems, Inc. ("CAI" or the "Company").

     On June 4, 1999, MCI WorldCom acquired 8,284,425 Shares pursuant to a certain purchase and sale agreement (the "First Agreement") dated March 23, 1999 between MCI WorldCom and certain sellers (the "First Agreement Parties"). The Shares acquired under the First Agreement represent approximately 48.0% of the issued and outstanding common stock of CAI. MCI WorldCom has also entered into a second purchase and sale agreement dated as of March 23, 1999 (the "Second Agreement") with certain sellers (the "Second Agreement Parties"). Under the Second Agreement, MCI WorldCom has agreed, subject to certain material conditions, to purchase from the Second Agreement Parties, among other securities, 2,270,715 Shares, representing approximately 13% of the issued and outstanding common stock of CAI. The purchase price for the Shares under these agreements is less than the $28 price per share in the merger, described below.

     MCI WorldCom obtained and will obtain the funds for the purchase of the Shares of CAI described herein from its cash on hand and from borrowings under its commercial paper program and a related credit facility. The credit facility was not established specifically to fund the acquisition of the Shares. The facility is a $7 billion 364-Day Revolving Credit Agreement and Term Loan Agreement dated as of August 6, 1998 (the "Facility C Loans") (the "Credit Facility"). There are no unusual or material conditions to be satisfied prior to drawdown under the Credit Facility. The parties to the Credit Facility are MCI WorldCom and NationsBank, N.A. (Arranging Agent and Administrative Agent), NationsBanc Montgomery Securities LLC (Lead Arranger), Bank of America NT & SA, Barclays Bank PLC, The Chase Manhattan Bank, Citibank, N.A., Morgan Guaranty Trust Company of New York, and Royal Bank of Canada (Co-Syndication Agents) and the lenders named therein. The Credit Facility provides liquidity support for MCI WorldCom's commercial paper program and is used for other general corporate purposes. The Facility C Loans have a 364-day term, which may be extended for up to two successive 364-day terms thereafter to the extent of the committed amounts from those lenders consenting thereto, with a requirement that lenders holding at least 51% of the committed amounts consent. Additionally, effective as of the end of such 364-day term, MCI WorldCom may elect to convert up to $4 billion of the principal debt outstanding under the Facility C Loans from revolving loans to term loans with a maturity date no later than one year after the conversion.

     The Credit Facility bears interest payable in varying periods, depending on the interest period, not to exceed six months, or, with respect to any Eurodollar Rate borrowing, 12 months if available to all lenders, at rates selected by MCI WorldCom under the terms of the Credit Facility, including a Base Rate or Eurodollar Rate, plus the applicable margin. The applicable margin for the Eurodollar Rate borrowing varies from 0.225% to 0.450% as to Facility C Loans based upon the better of certain debt ratings. The Credit Facility is unsecured but includes a negative pledge of the assets of MCI WorldCom and its subsidiaries (subject to certain exceptions). The Credit Facility requires compliance with a financial covenant based on the ratio of total debt to total capitalization, calculated on a consolidated basis. The Credit Facility requires compliance with certain operating covenants which limit, among other things, the incurrence of additional indebtedness by MCI WorldCom and its subsidiaries, sales of assets and mergers and dissolutions, which covenants are generally less restrictive than those contained in the prior credit facilities and which do not restrict distributions to shareholders, provided MCI WorldCom is not in default under the Credit Facility. The Facility C Loans are subject to annual commitment fees not to exceed 0.12% of any unborrowed portion of the facility.

     MCI WorldCom expects that the business and operations of CAI will be continued substantially as they are currently being conducted, although it plans to evaluate and review CAI's businesses, operations and properties and make such changes as are deemed appropriate in light of the increasing demand for high speed Internet access and additional phone line services and other circumstances as they arise. After the merger (as described below), MCI WorldCom expects to explore the possibility of taking steps that would be required to cause CS Wireless Systems, Inc., a 94% owned subsidiary of CAI, to become a wholly owned subsidiary of CAI or MCI WorldCom. Additionally, after the merger, MCI WorldCom expects to take appropriate steps to review and possibly reduce or restructure the outstanding indebtedness of CAI and CS.

     MCI WorldCom has indicated that, except as described above or referred to in Appendix A or Appendix B, it has no present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving CAI or any of its subsidiaries or a sale or other transfer of a material amount of assets of CAI or any of its subsidiaries, any material change in the capitalization or dividend policy of CAI or any other material change in CAI's corporate structure or business or the composition of CAI's board of directors or management.

     (b) On April 26, 1999, CAI entered into an Agreement and Plan of Merger dated as of April 12, 1999 (the "Merger Agreement") with MCI WorldCom and Cardinal Acquisition Subsidiary, Inc., a wholly-owned subsidiary of MCI WorldCom ("Acquisition"). A copy of the Merger Agreement is hereby expressly incorporated herein by reference to Exhibit D to the Schedule 13D, in accordance with Rule 12b-32(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Merger Agreement provides for the merger of Acquisition with and into CAI, with CAI becoming a wholly-owned subsidiary of MCI WorldCom. The affirmative vote of at least two-thirds (2/3) of the outstanding CAI common shares is required to approve the Merger Agreement. As a result of the merger, each CAI common share issued and outstanding when the merger becomes effective (other than shares held by CAI, MCI WorldCom, Acquisition and shareholders, if any, who properly exercise their dissenters' rights under Connecticut law) will be converted into the right to receive $28.00 in cash, without interest. Additionally, as described in Appendix A attached hereto ("Summary of the Merger Agreement-Treatment of Stock Options"), CAI has agreed to cause outstanding options and warrants to purchase CAI common shares to become payable for cash, subject to applicable withholding tax, equal to the difference between $28 and the per share exercise price of such options or warrants to the extent such difference is a positive number. The aggregate amount to be paid for outstanding stock options and warrants, if not exercised prior to closing, is $45,130,240.

     On the same date, MCI WorldCom, CAI and Acquisition entered into a Stock Option Agreement (the "Stock Option Agreement") providing MCI WorldCom the option to purchase, under certain circumstances, 6,090,481 authorized but unissued shares of CAI common stock at a price of $28 per share, subject to certain adjustments. The Stock Option Agreement is hereby expressly incorporated herein by reference to Exhibit C to the Schedule 13D, in accordance with Exchange Act Rule 12b-32(a). The parties entered into the Stock Option Agreement for the purpose of facilitating their efforts to consummate the merger.

     Summaries of the Merger Agreement and the Stock Option Agreement are contained in Appendix A and Appendix B, respectively, attached hereto and are incorporated herein by reference.

     Upon consummation of the transactions contemplated by the Merger Agreement, CAI's common shares will cease to be authorized to be traded on the over-the-counter market. On April 29, 1999, CAI filed a Form 15 to terminate the registration of CAI's shares of common stock under Section 12(g) of the Exchange Act, which will become effective within 90 days thereafter unless withdrawn or denied.

                          Forward Looking Statements

     The statements contained in this Form 8-K relating to the Company's operating results, and plans and objectives of management for future operations and its products and services, constitute forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Actual results of the Company may differ materially from those in the forward looking statements and may be affected by a number of factors including the Company's ability to satisfy the various conditions contained in the Agreement and Plan of Merger, the receipt of regulatory approvals necessary to consummate the announced transaction, the receipt of regulatory approvals necessary to deploy alternative uses of its MMDS spectrum and other factors contained herein and in the Company's securities filings. There can be no assurance that the transactions contemplated by the Agreement and Plan of Merger will be consummated on a timely basis, if at all.

Item 7 - FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     C.   Exhibits

  EXHIBIT NO.    EXHIBIT DESCRIPTION                                 LOCATION
     2.1       Agreement and Plan of Merger dated as of
               April 26, 1999 by and among CAI Wireless
               Systems, Inc.,  MCI WORLDCOM, Inc.
               and Cardinal Acquisition Subsidiary Inc.            [1] Exhibit  D

     4.1       Stock Option Agreement dated as of April
               26, 1999 by and between MCI WORLDCOM,
               Inc. and CAI Wireless Systems, Inc.                 [1] Exhibit C

__________
Legend

[1] Pursuant to Exchange Act Rule 12b-32(a), CAI hereby incorporates this exhibit herein by reference to the exhibits to the Schedule 13D dated June 9, 1999 filed with the Securities and Exchange Commission by
     MCI WORLDCOM, Inc.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CAI WIRELESS SYSTEMS, INC.



                              By:  _/s/___________________________
                                   James P. Ashman
                                   Executive Vice President and
                                   Chief Financial Officer

Dated:     June 16, 1999

                                  APPENDIX A

                        SUMMARY OF THE MERGER AGREEMENT

GENERAL

     Pursuant to the merger agreement, at the effective time of the merger, MCI WorldCom will acquire CAI through the merger of Cardinal Acquisition Subsidiary with and into CAI. At the effective time of the merger, Cardinal Acquisition Subsidiary will cease to exist, and CAI will be the surviving corporation and a wholly-owned subsidiary of MCI WorldCom.

MERGER CONSIDERATION

     At the effective time of the merger, by virtue of the merger and without any action on the part of any shareholder, each issued and outstanding CAI common share held by CAI shareholders will be converted into the right to receive $28.00 in cash, without interest, except for shares canceled as described below and shares as to which dissenters' rights are exercised by a dissenting shareholder.

     All CAI common shares held as treasury shares will automatically be canceled and retired at the effective time of the merger and will cease to exist. No consideration will be delivered in exchange for these shares. Each CAI common share issued and outstanding immediately prior to the effective time of the merger that is owned by MCI WorldCom, Cardinal Acquisition Subsidiary, CAI or a subsidiary of CAI will be canceled as of the effective time of the merger, and no merger consideration will be payable with respect to such shares.

     As of the effective time of the merger, certificates representing all CAI common shares issued and outstanding immediately prior to the effective time (except for shares as to which dissenters' rights are exercised by a dissenting shareholder) will cease to have any rights with respect to those shares, except the right to receive the merger consideration in accordance with the terms of the merger agreement.

     As of the effective time of the merger, all shares of Cardinal Acquisition Subsidiary issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of CAI and will represent all of the issued and outstanding shares of CAI common stock after the merger.

     No dissenting shareholder will be entitled to any portion of the merger consideration or other distributions unless and until the dissenting shareholder fails to exercise or otherwise effectively withdraws or loses his or her rights to payment under Connecticut law. CAI common shares as to which dissenters' rights have been exercised will be treated in accordance with Sections 33-855 through 33-868 of the Connecticut Business Corporation Act. If any person, who otherwise would be deemed a dissenting shareholder, fails to properly exercise or effectively loses dissenters' rights with respect to any CAI common shares, those shares will be treated as though they had been converted as of the effective date of the merger into the right to receive the merger consideration, without interest. See "-Dissenters' Rights" below.

EXCHANGE OF SHARES

     Prior to the effective time of the merger, MCI WorldCom will appoint an exchange agent. Immediately prior to the effective time of the merger, MCI WorldCom will deposit with the exchange agent funds in an amount sufficient to make the payments contemplated by the merger agreement. Soon after the completion of the merger, MCI WorldCom or the exchange agent will send a letter to each person who was a CAI shareholder as of the date the merger became effective. The letter will contain instructions on how to surrender CAI stock certificates to the exchange agent and receive the merger consideration. CAI shareholders have no right to any interest on the cash payable upon the surrender of CAI stock certificates.

     Any time following the sixth month after the effective time of the merger, CAI, as the surviving corporation, may require the exchange agent to deliver to it any portion of the funds deposited by MCI WorldCom with the exchange agent not already disbursed to CAI shareholders. In the event CAI requires the exchange agent to deliver such funds, CAI shareholders must thereafter look to CAI, as the surviving corporation, for payment of any merger consideration that may be payable to them upon surrender of their stock certificates. Any such shareholders will be deemed general creditors of CAI, as the surviving corporation, for such purpose.

     MCI WorldCom, CAI, as the surviving corporation, and the exchange agent will be entitled to withhold, from the merger consideration payable to any CAI shareholder, those amounts required to be deducted under tax law. All amounts so withheld will be deemed to have been paid to the applicable CAI shareholder.

TREATMENT OF STOCK OPTIONS

     Prior to the effective time of the merger, each outstanding and unexpired option to purchase CAI common shares issued pursuant to its 1998 Stock Option Plan or its 1998 Outside Directors' Stock Option Plan that will be exercisable on the effective date of the merger in accordance with its terms, will be converted into the right to receive for each share subject to such option an amount in cash, subject to any applicable withholding tax, equal to the difference between $28 and the per share exercise price of such option to the extent such difference is a positive number. At the effective time of the merger, the CAI options will be canceled. The payment of these amounts will be made by the surviving corporation promptly following the effective time of the merger, provided that MCI WorldCom verifies the options and the optionee delivers a written instrument setting forth:

     o his or her number of options, their respective issue dates and exercise prices;

     o    certain representations by the optionee; and

     o a confirmation of and consent to the conversion of the options as provided in the merger agreement.

     CAI agrees to cause all outstanding options to be amended to provide for and give effect to the transactions contemplated by the merger agreement.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, CAI makes representations and warranties to MCI WorldCom and Cardinal Acquisition Subsidiary with respect to, among other things:

     o    due organization and good standing of CAI and its subsidiaries;

     o    capitalization, ownership of subsidiaries and other investments;

     o    corporate authorization;

     o the vote required by the shareholders of CAI in connection with the merger agreement;

     o    governmental approvals;

     o    the opinion of BT Alex. Brown;

     o absence of any breach of organizational documents or material agreements or applicable law as a result of the contemplated transactions;

     o required, third-party consents under material contracts or any other obligation of CAI or any of its subsidiaries;

     o absence of any lien or encumbrance upon any asset of CAI or any of its subsidiaries;

     o accuracy of its filings with the Securities and Exchange Commission and other regulatory entities;

     o litigation, investigations or proceedings regarding violations of law;

     o    accuracy of financial statements;

     o    the absence of specified changes or events;

     o    compliance with applicable law;

     o    required licenses, permits and related FCC regulatory matters;

     o engagement of and payments to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

     o    material contracts;

     o matters relating to compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

     o    tax matters;

     o    liabilities;

     o    environmental matters affecting CAI;

     o    intellectual property matters;

     o    owned and leased real property;

     o    corporate records;

     o    title to and condition of CAI's personal property;

     o absence of adverse actions against CAI and its subsidiaries or challenging the merger agreement;

     o    labor and employee relations matters;

     o    change of control agreements;

     o    insurance;

     o    satisfaction of Connecticut takeover statutes;

     o    CAI's shareholder rights plan;

     o    efforts to resolve any "Year 2000" computer problems;

     o    outstanding CAI options;

     o    transactions with affiliates;

     o absence of existing discussions by CAI with any third party relating to an alternative transaction;

     o various matters relating to CAI's investment in TelQuest Satellite Services LLC;

     o    the accuracy of other information supplied by CAI; and

     o    the preparation of the proxy statement.

     In the merger agreement, MCI WorldCom makes representations and warranties to CAI with respect to, among other things:

     o due organization and good standing of MCI WorldCom and Cardinal Acquisition Subsidiary;

     o    corporate authorization;

     o    governmental approvals;

     o absence of any breach of organizational documents or material agreements or applicable law as a result of the contemplated transactions;

     o required, third-party consents under any material contracts or any other obligation of MCI WorldCom or Cardinal Acquisition Subsidiary;

     o absence of any lien or encumbrance upon any asset of MCI WorldCom or Cardinal Acquisition Subsidiary;

     o engagement of and payments to brokers, investment bankers, finders and financial advisors in connection with the merger agreements;

     o    MCI WorldCom's ownership of CAI debt and equity securities; and

     o the accuracy of information regarding MCI WorldCom and Cardinal Acquisition Subsidiary contained in the proxy statement, and the preparation of the proxy statement.

CONDITIONS TO CLOSING

     CAI's and MCI WorldCom's obligation to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of the merger of the following customary closing conditions:

     o    the requisite approval by CAI shareholders of the merger agreement;

     o no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction enacted, entered, promulgated, or enforced by any court or other governmental authority being in effect prohibiting or preventing the consummation of the merger or the other transactions contemplated under the merger agreement (CAI and MCI WorldCom being required to use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the effective time of the merger);

     o the waiting period, including any extensions, applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated;

     o    the opinion of BT Alex. Brown not being withdrawn; and

     o all consents, approvals and actions of, filings with and notices to any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement having been obtained by final order (other than those consents the failure of which to obtain, in MCI WorldCom's judgment, would not have a material adverse effect on the surviving corporation); the agreement providing that any approval relating to any FCC license must be obtained; and this condition may be waived by MCI WorldCom, in its sole judgment.

     In addition, MCI WorldCom's and Cardinal Acquisition Subsidiary's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

     o the representations and warranties of CAI which are modified by materiality or material adverse effect being true and correct in all respects, and those not so modified by materiality or material adverse effect being true and correct in all material respects, as of the date of the merger agreement and as of the closing date, except for such changes not prohibited under the merger agreement and none of CAI's representations and warranties being untrue or incorrect to the extent that such untrue or incorrect, disregarding any materiality qualifications, representations and warranties, when taken as a whole, have had or would have a material adverse effect on CAI;

     o CAI having performed and complied with all covenants and agreements in all material respects and having satisfied in all material respects all conditions required to be performed or complied with or satisfied by it under the merger agreement at or prior to the effective time of the merger;

     o there having been no event that has or reasonably could be expected to have a material adverse effect on CAI or the surviving corporation, except as specified in the merger agreement;

     o no action, investigation or proceeding having been instituted, pending or threatened by any governmental authority, and there not being instituted, pending or threatened any action or proceeding by any other person, before any governmental authority, which is reasonably likely to be determined adversely to MCI WorldCom or Cardinal Acquisition Subsidiary:

          -- challenging or seeking to make illegal, delay materially or restrain or prohibit the consummation of the merger or seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise directly or indirectly relating to the transactions contemplated by the merger,

          -- seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by MCI WorldCom or Cardinal Acquisition Subsidiary or their affiliates of all or any portion of the business or assets of CAI and its subsidiaries, taken as a whole, or of MCI WorldCom or Cardinal Acquisition Subsidiary or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of CAI and its subsidiaries, taken as a whole, or of MCI WorldCom or Cardinal Acquisition Subsidiary or any of their affiliates,

          -- seeking to impose or confirm material limitations on the ability of MCI WorldCom or Cardinal Acquisition Subsidiary or any of their affiliates to exercise full rights of ownership of the CAI common shares,

          -- seeking to require divestiture by MCI WorldCom or Cardinal Acquisition Subsidiary or any of their affiliates of the CAI common shares, or

          -- that otherwise would reasonably be expected to have a material adverse effect on CAI;

     o at the effective time of the merger, holders of no more than 10% of the outstanding CAI common shares having taken actions to assert dissenters' rights under Connecticut law;

     o CAI having obtained or made the consents, approvals, waivers, authorizations or filings required in connection with the merger under all agreements or instruments to which it or any of its subsidiaries is a party, on terms and conditions reasonably acceptable to MCI WorldCom and such consents and approvals being in full force and effect, except those for which failure to obtain such consents and approvals would not in the judgment of MCI WorldCom have a material adverse effect prior to or after the effective time of the merger; provided that any consents relating to channel or tower site leases the failure of which to obtain in the aggregate are or would be material to CAI and its subsidiaries or are or would be material to the future plans or objectives of MCI WorldCom or the failure of which to obtain would otherwise have a material adverse effect, must have been obtained by CAI; and

     o CAI having furnished MCI WorldCom and Cardinal Acquisition Subsidiary with:

          -- a certificate dated the closing date signed on its behalf by an executive officer to the effect that certain specified conditions regarding accuracy of its representations and warranties and performance of its obligations have been satisfied,

          --   certificates of good standing,

          --   duly adopted Board and shareholder resolutions,

          --   copies of charter documents and by-laws,

          -- certain Noncompete and Confidentiality Agreements with specified executives of CAI,

          --   certain resignations,

          --   a list of shareholders of record,

          --   comfort letters,

          --   an opinion of counsel, and

          -- such other documents and instruments as MCI WorldCom reasonably may request.

     In addition, CAI's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

     o the representations and warranties of MCI WorldCom which are modified by materiality or material adverse effect being true and correct in all respects, and those not so modified by materiality or material adverse effect being true and correct in all material respects, as of the date of the merger agreement and as of the closing date, except for such changes not prohibited under the merger agreement, and none of the representations and warranties of MCI WorldCom being untrue or incorrect, disregarding any materiality qualifications, to the extent that such untrue or incorrect representations or warranties, when taken as a whole, have had or would have a material adverse effect on MCI WorldCom;

     o MCI WorldCom having performed and complied with all covenants and agreements in all material respects and having satisfied in all material respects all conditions required to be performed or complied with or satisfied by it under the merger agreement at or prior to the effective time of the merger; and

     o MCI WorldCom having furnished CAI with a certificate dated the closing date signed on its behalf by an authorized officer to the effect that certain specified conditions have been satisfied.

COVENANTS

     The merger agreement provides that, until the merger is completed, CAI will conduct its business in the ordinary course and consistent with past practice. CAI has agreed to use its reasonable business efforts to:

     o    preserve its business organizations;

     o    maintain and protect its FCC assets and channel leases;

     o    maintain its insurance;

     o    pay its accounts payable when due;

     o    comply with all laws;

     o    retain the services of its officers, agents and employees; and

     o    maintain satisfactory existing business relationships.

     During the interim period between signing the merger agreement and the completion of the merger, CAI has agreed that it will not take certain actions without the consent of MCI WorldCom. More specifically, it has agreed not to:

     o amend its organizational documents or shareholder rights plan or merge with any person;

     o issue, sell, dispose of or encumber any shares of capital stock, options or warrants to acquire any shares of such capital stock;

     o    declare or pay dividends or recapitalize or redeem capital shares;

     o incur any indebtedness, except for debt set forth in certain approved budgets;

     o    assume or guarantee any obligations of another person;

     o make any capital expenditures or loans, advances or investments in another person, except as provided in the merger agreement;

     o acquire the stock or assets of, or merge or consolidate with, any other person or business;

     o    voluntarily incur any material liability or obligation;

     o    sell, lease or encumber property or assets;

     o increase any compensation or benefits payable, except for changes that are required under certain material contracts and increases in the ordinary course consistent with past practice of the lesser of 8% of the current compensation or $10,000 per annum, or increase in any manner the compensation of any director;

     o approve, enter into or otherwise increase, reprice or accelerate the payment or vesting of amounts, benefits or other rights payable or accrued under any employee benefit plan or terminate any employment, consulting or related arrangement;

     o    enter into any employment agreement;

     o    make certain elections with respect to taxes;

     o compromise, settle, forgive, cancel, grant any waiver or release relating to or otherwise adjust any debts, claims, rights or litigation owed to or involving CAI or its subsidiaries, other than in the ordinary course of business consistent with past practice, subject to certain limitations;

     o    enter into or amend any lease as to real property;

     o    enter into or amend certain agreements;

     o    terminate any channel lease;

     o enter into, amend, modify or waive any rights under any channel lease other than in the ordinary course of business and subject to certain limitations and requirements;

     o enter into, amend, modify, terminate or waive any rights under any material contract, other than channel leases and FCC licenses, any material agreement or material obligation that restricts in any material respect, its activities or the activities of its subsidiaries, or any agreement or obligation that restricts in any material respect any other person;

     o enter into any leasing or licensing arrangements, take-or-pay arrangements or other affiliations, arrangements or agreements with respect to any channel lease, subject to certain limitations;

     o    take any action with respect to indemnification of any person;

     o    change accounting practices or policies; and

     o take any action that would reasonably be expected to result in a breach of any of its covenants, representations or warranties or to have a material adverse effect.

     No Solicitation. CAI has agreed (1) to immediately terminate any discussions or negotiations with any parties with respect to a Takeover Proposal (as described below) and (2) that neither CAI nor any of its officers, directors, employees, subsidiaries or advisors will, directly or indirectly through another person:

     o solicit, initiate or encourage or take any other action designed to facilitate any Takeover Proposal; or

     o participate in any discussions or negotiations regarding any Takeover Proposal.

     A "Takeover Proposal" means any inquiry, proposal or offer relating to any direct or indirect acquisition or purchase of:

     o 15% or more of the assets of CAI or any of its subsidiaries or 5% or more of any class of equity securities of CAI or any of its subsidiaries;

     o any tender offer or exchange offer that could result in any person owning 15% or more of any class of equity securities of CAI or any of its subsidiaries; or

     o any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CAI or any of its subsidiaries (other than the merger described in this proxy statement); or

     o any other transaction reasonably expected to impede, interfere with, prevent or materially delay the merger or which could reasonably be expected to dilute materially the benefits to MCI WorldCom of the transactions contemplated by the merger agreement.

     The merger agreement requires CAI to recommend to its shareholders that they approve the merger agreement and the transactions contemplated by the merger agreement. The CAI board and its committees are prohibited from:

     o withdrawing or modifying, or proposing publicly to withdraw or modify, the approval of the CAI board or its recommendation to its shareholders;

     o approving or recommending, or proposing publicly to approve or recommend, any Takeover Proposal; and

     o causing CAI to enter into any letter of intent, agreement in principal, acquisition agreement or other agreement related to any Takeover Proposal.

     In addition, CAI is required to immediately advise MCI WorldCom of any request for information or of any Takeover Proposal, the material terms and conditions of any such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. CAI is required to keep MCI WorldCom fully informed of the status and details of any such request or Takeover Proposal.

     The merger agreement does not prohibit CAI from (1) taking and disclosing to its shareholders a position consistent with its obligations under the merger agreement with respect to a tender offer required by law or (2) making any disclosure consistent with its obligations under the merger agreement to its shareholders if, in the good faith judgment of the board of directors, after receipt of advice from outside counsel, failure to disclose would be inconsistent with applicable law. The board of directors, however, cannot withdraw or modify its position or recommendation of the merger contemplated by the merger agreement.

ADDITIONAL AGREEMENTS

     Shareholders Meeting. CAI has agreed to hold a meeting of its shareholders to vote on the merger and to use its reasonable best efforts to obtain the shareholders' approval. The board of directors has unanimously recommended the merger and the merger agreement.

     Notification of Certain Matters. CAI is required to notify MCI WorldCom promptly if:

     o CAI receives any notice of, or other communication relating to, a default or an event which, with notice or lapse of time or both, would become a default under any material contract of CAI;

     o CAI receives any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the merger agreement;

     o CAI receives any material notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement;

     o    an event occurs which would have a material adverse effect on CAI;

     o any litigation commences or is threatened involving or affecting CAI or any of its subsidiaries or affiliates, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of CAI or any of its subsidiaries, in his or her capacity as such or as a fiduciary under a benefit plan of CAI, which, if pending on the date of the merger agreement, would have been required to have been disclosed or which relates to the consummation of the merger or any material development occurs in connection with any litigation previously disclosed by CAI; and

     o any event occurs that would cause a breach by CAI of any provision of the merger agreement or a related agreement, including any such breach that would occur if such event had taken place on or prior to the date of the merger agreement.

     Access to Information; Confidentiality. CAI has agreed to give MCI WorldCom and its officers, employees, accountants, counsel, financial advisors and other representatives, full access during normal business hours, upon reasonable notice, during the period prior to the effective time of the merger, to all of CAI's properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as MCI WorldCom reasonably requests.

     Efforts; Cooperation. Subject to the terms and conditions provided in the merger agreement, CAI has agreed to cooperate and use reasonable efforts to make, or cause to be made, all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement, including cooperation in the preparation and filing of this proxy statement, any required filings under the Hart-Scott-Rodino Act or other filings and any amendments. CAI has also agreed that if, at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement, including the execution of additional instruments, CAI will take all such necessary action.

     CAI has agreed to use reasonable efforts to obtain as promptly as practicable all required consents and approvals of any governmental entity or any other person required in connection with, the consummation of the transactions contemplated by the merger agreement. In addition, CAI has agreed to coordinate with MCI WorldCom in advance of sending any communications to or scheduling any meetings with any governmental entity relating to the merger agreement or the merger and agreed to promptly share all correspondences or other communications received from any governmental entity relating to the merger agreement or the merger.

     Year 2000 Plan. CAI is required to use all commercially reasonable efforts to ensure that its "Year 2000" plan is completed in a timely manner. CAI must:

     o allow MCI WorldCom to monitor CAI's Year 2000 compliance issues and its Year 2000 plan;

     o notify MCI WorldCom if CAI does not achieve, or if it reasonably expects that it will not achieve, milestones and objectives identified in its Year 2000 plan; and

     o cooperate in good faith with MCI WorldCom's efforts to cause CAI to be Year 2000 compliant.

     Purchase of CAI Common Shares. CAI may not prohibit MCI WorldCom or any of its affiliates or associates from purchasing CAI common shares or entering into option, lock-up, voting or proxy agreements or any other similar agreements with respect to CAI common shares at any time prior to the consummation of the merger.

     Conversion of Options. Subject to certain limitations and requirements, CAI must:

     o modify each outstanding option exercisable on or prior to the effective time of the merger, and cause each such option either to be exercised (if otherwise exercisable) prior to the effective time of the merger, or to be canceled as of the effective time of the merger, in exchange for the option consideration described in the proxy statement; and

     o modify each outstanding option not exercisable on or prior to the effective time of the merger to be converted, as of the effective time of the merger, to the right to receive solely the option consideration described in the proxy statement, with such option otherwise becoming exercisable following the effective time of the merger, in accordance with its terms.

     Indemnification and Insurance. The merger agreement provides that the certificate of incorporation and by-laws of the surviving corporation must contain similar provisions with respect to indemnification and exculpation from liability set forth in the Certificate of Incorporation and By-Laws of CAI. MCI WorldCom may not, and shall cause the surviving corporation not to, amend, repeal or otherwise modify these provisions for a period of six years from the effective time of the merger in any manner that would materially and adversely affect the rights of individuals who at the effective time of the merger were directors, officers, employees or agents of CAI, unless such modification is required by law.

     MCI WorldCom has agreed to indemnify and hold each director and officer of CAI (determined as of the effective time of the merger) harmless against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after such time, to the fullest extent that CAI would have been permitted under Connecticut law and CAI's certificate of incorporation or by-laws in effect on April 26, 1999 to indemnify such person.

     The merger agreement also provides that for six years after the effective time of the merger, and to the extent available, the surviving corporation or MCI WorldCom will maintain officers' and directors' liability insurance with respect to those persons who were covered by CAI's directors' and officers' liability insurance policy on terms and amounts no less favorable than those in effect on the date of the merger agreement. MCI WorldCom, however, is not required to expend in any one year an amount in excess of 175% of the annual premiums currently paid by CAI for the insurance.

     If MCI WorldCom, the surviving corporation or any of its successors or assigns (1) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or (2) transfers all or substantially all of its properties and assets to any person, corporation or entity, then, and in each case, proper provisions will be made so that the successors and assigns of MCI WorldCom or the surviving corporation, as the case may be, assume the indemnification and insurance obligations set forth in the merger agreement.

     Fees and Expenses. Except as described below under "Termination, Fees, Amendment and Waiver," whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring these fees or expenses.

     Amendment. To the extent permitted by law, the merger agreement may be amended by the parties at any time before or after the approval of the merger agreement by the CAI shareholders. After approval, however, the parties may not make any amendment that by law requires further approval by the CAI shareholders.

     Extension; Waiver. At any time prior to the effective time of the merger, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) subject to the second sentence of the immediately preceding paragraph, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in writing signed on behalf of the party extending or waiving the condition or agreement. The failure of any party to the merger agreement to assert its rights under the merger agreement or otherwise will not constitute a waiver of these rights.

TERMINATION, FEES, AMENDMENT AND WAIVER

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval:

     o    by mutual written consent of MCI WorldCom and CAI;

     o    by either MCI WorldCom or CAI:

          -- if the merger has not been completed by February 1, 2000; provided, however, that either party may extend such date to a date no later than May 1, 2000, if such party determines that additional time is necessary in connection with obtaining certain specified consents from governmental authorities; and provided, further, that the right to terminate the merger agreement will not be available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the merger to be completed by such time;

          -- if the special meeting has concluded and the approval of the shareholders of CAI has not been obtained; or

          -- if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree or ruling or other action shall have become final and nonappealable;

     o    by MCI WorldCom, if CAI:

          -- breaches any of its representations modified by materiality or material adverse effect,

          -- materially breaches any of its representations not modified by materiality or material adverse effect, or

          -- breaches or fails to perform any material covenant or agreement contained in the merger agreement about which MCI WorldCom notifies CAI, if CAI fails to cure or otherwise resolve such breach or failure to perform to the reasonable satisfaction of MCI WorldCom within 20 days after CAI receives MCI WorldCom's notice;

     o    by CAI, if MCI WorldCom:

          -- breaches any of its representations modified by materiality or material adverse effect,

          -- materially breaches any of its representations not modified by materiality or material adverse effect, or

          -- breaches or fails to perform any material covenant or agreement contained in the merger agreement about which CAI notifies MCI WorldCom, if MCI WorldCom fails to cure or otherwise resolve such breach or failure to perform to the reasonable satisfaction of CAI within 20 days after MCI WorldCom receives CAI's notice; or

     o by MCI WorldCom, if CAI breaches the no solicitation and shareholder recommendation provisions of the merger agreement.

     If either CAI or MCI WorldCom terminates the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of CAI, MCI WorldCom or Cardinal Acquisition Subsidiary, other than the following provisions, which survive termination:

     o the obligation of CAI and MCI WorldCom to keep all non-public information connected with the merger confidential;

     o the agreement between CAI and MCI WorldCom to each pay their own fees and expenses, and CAI's obligation to pay MCI WorldCom a termination fee in certain circumstances;

     o the agreement among CAI, MCI WorldCom and Cardinal Acquisition Subsidiary to consult with each other before issuing press releases or other public statements and to only issue press releases or other public statements if required by law or a national securities exchange; and

     o the effects of termination as described under this "Termination, Fees, Amendment and Waiver" section.

     CAI is obligated to pay to MCI WorldCom a termination fee of $18,000,000 if the merger agreement:

     o is terminated after a Takeover Proposal (or an announced intention to make a Takeover Proposal) has been made known to CAI, its shareholders or announced publicly; or

     o is terminated by MCI WorldCom as a result of a breach by CAI of the prohibitions against soliciting a Takeover Proposal.

DISSENTERS' RIGHTS

     If the CAI merger is consummated, holders of CAI common shares will be entitled to relief as dissenting shareholders under Sections 33-855 through 33-868 of the Connecticut Business Corporation Act (the "CBCA"). Such holders will be entitled to such relief, however, only if they comply strictly with all of the procedural and other requirements of Sections 33-855 through 33-868. The following summary is qualified in its entirety by reference to Sections 33-855 through 33-868.

     In accordance with the provisions of Sections 33-855 to 33-872 of the CBCA, if the CAI merger is consummated, holders are entitled to dissent from, and shall have the right to be paid the fair value of all shares of CAI Common Stock they own in the event of consummation of the merger. As provided in CBCA
Section 33-861(a), any CAI shareholder who wishes to assert dissenters' rights:

     o must deliver to CAI before the vote is taken on the merger written notice of such shareholder's intent to demand payment for such shareholder's shares if the merger is consummated; and

     o    must not vote such shares in favor of the merger.

That notice may be addressed to CAI's registered agent at its registered office or to CAI or its secretary at the following address: 18 Corporate Woods Boulevard, Third Floor, Albany, New York 12211. The rights of holders to be paid the value of their shares pursuant to Sections 33-855 to 33-872 of the CBCA are their exclusive remedy as a holder of such shares with respect to the merger, whether or not they proceed as provided in the statute.

     As provided in CBCA Section 33-862, if the merger is approved and the merger is consummated, CAI must deliver a written dissenters' notice to all shareholders who have satisfied the above described requirements of CBCA
Section 33-861(a) no later than ten days after such consummation. That dissenters' notice would be required to:

     o state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     o inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     o supply a form for demanding payment that both includes the date of the first announcement to news media or to shareholders of the terms of the merger agreement and requires that each shareholder asserting dissenters' rights certify whether or not such shareholder acquired beneficial ownership of the shares before that date;

     o set a date by which CAI must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date CAI delivers the written dissenters' notice; and

     o    be accompanied by a copy of CBCA Sections 33-855 to 33-872.

     As provided in CBCA Section 33-863(a), a shareholder receiving a dissenters' notice would be required to:

     o    demand payment;

     o certify whether such shareholder acquired beneficial ownership of his or her shares before the date of the first announcement to news media or to shareholders of the terms of the merger agreement as set forth in the dissenters' notice; and

     o deposit the certificate or certificates representing such shareholder's shares in accordance with the terms of the dissenters' notice. A shareholder who does not demand payment or deposit his or her share certificates, each by the date set forth in the dissenters' notice, will not be entitled to payment for his or her shares under CBCA Sections 33-855 to 33-872.

     Except as provided below, upon receipt of a payment demand, CAI would be required to pay each shareholder who makes a proper demand for payment pursuant to CBCA Section 33-863(a) the amount CAI estimates to be the fair value of such shareholder's shares, plus accrued interest, as provided in CBCA Section 33-865(a). That payment would be required to be accompanied by:

     o CAI's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year and a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     o    a statement of CAI's estimate of the fair value of the shares;

     o    an explanation of how the interest was calculated;

     o    a statement of the shareholder's right to demand payment under CBCA
          Section 33-868; and

     o    a copy of CBCA Sections 33-855 to 33-872.

     Pursuant to CBCA Section 33-868, a dissenting shareholder would be permitted to notify CAI in writing of such shareholder's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment CAI makes under CBCA Section 33-865, if:

     o such shareholder believes that the amount paid under CBCA Section 33-865 is less than the fair value of such shareholder's shares or that the interest due is incorrectly calculated;

     o CAI fails to make payment under CBCA Section 33-865 within 60 days after the date set for such shareholder's demand payment; or

     o CAI fails to close the merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A dissenting shareholder will waive his or her right to demand payment under CBCA Section 33-868 if such shareholder does not notify CAI of his or her demand in writing within 30 days after CAI makes payment for such shareholder's shares.

     Pursuant to CBCA Section 33-871(a) and (b), if a dissenting shareholder's demand for payment under CBCA Section 33-868 remains unsettled, CAI must commence a proceeding within 60 days after receipt of such shareholder's demand for payment and petition the superior court for the judicial district where CAI's registered office in the State of Connecticut is located to determine the fair value of such shareholder's shares and accrued interest. If CAI fails to timely commence such proceeding, CAI must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders making such demand for payment as described above, whose demands remain unsettled, shall be made parties to the proceeding, and all parties must be served with a copy of the petition. Dissenting shareholders not resident in Connecticut may be served by registered or certified mail or by publication as provided by law. The jurisdiction of the court is plenary and exclusive. The court may, but need not, appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If appointed, the appraiser will have the powers described in the order appointing them, or in any amendment to it. The dissenting shareholders will be entitled to the same discovery rights as parties in other civil proceedings. Each CAI shareholder made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of such shareholder's shares, plus interest, exceeds the amount paid by CAI.

     The costs and expenses, including the reasonable compensation and expenses of court-appointed appraisers, of any such proceeding will be determined by the court and will be assessed against CAI, except that the court may assess costs against all or some dissenting shareholders, in amounts the court finds equitable, to the extent the court finds that they acted arbitrarily, vexatiously or not in good faith in demanding payment under CBCA Section 33-
868. The court may also assess the fees and expenses of counsel and experts employed by any party, in amounts the court finds equitable:

     o against CAI in favor of any or all dissenting shareholders if the court finds that CAI failed to substantially comply with the requirements of CBCA Sections 33-860 to 33-868, inclusive, or

     o against either CAI or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to rights provided by CBCA Sections 33-855 to 33-872, inclusive.

     If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that such fees should not be assessed against CAI, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefitted.

     The foregoing is only a summary of the dissenters' rights of holders of CAI common shares, in the event the CAI merger is consummated. Any CAI shareholder who intends to exercise dissenters' rights should carefully review the text of the applicable provisions of the CBCA. The failure of a holder of CAI common shares to follow precisely the procedures summarized above and set forth in the CBCA may result in loss of dissenters' rights.

                                  APPENDIX B

                       SUMMARY OF STOCK OPTION AGREEMENT

     On April 26, 1999, CAI entered into a stock option agreement granting to MCI WorldCom an option to acquire up to 6,090,481 CAI common shares, at a price of $28.00 per share. The number of CAI common shares subject to the option represents all of the authorized but unissued CAI common shares available to CAI to be issued and is subject to adjustment in particular instances. The remaining terms of the stock option agreement are summarized below.

     MCI WorldCom may exercise its option only upon the occurrence of any of the following "purchase events":

     o if CAI recommends to its shareholders, or it or any person other than MCI WorldCom or its affiliates publicly proposes or publicly announces a Takeover Proposal (as defined above) that is not withdrawn at the time of the option exercise;

     o if any person other than MCI WorldCom or its affiliates acquires beneficial ownership of 15% or more of the voting securities of CAI; or

     o if the CAI board withdraws or modifies in any adverse manner its recommendation with respect to the merger agreement and the merger.

     The option terminates:

     o    if the merger is consummated, upon the completion of the merger;

     o if the merger agreement is terminated for any reason and a purchase event (described above) has occurred prior to such termination, 18 months after the occurrence of such purchase event;

     o    if the merger agreement is terminated:

          --   by mutual consent of the parties,

          -- because the merger has not occurred within the time frame contemplated by the merger agreement,

          -- as a result of a final, non-appealable order, decree or ruling enjoining or otherwise prohibiting the consummation of the merger,

          -- as a result of breach by MCI WorldCom of any of its representations modified by materiality or material adverse effect,

          -- as a result of material breach by MCI WorldCom of any of its representations not modified by materiality or material adverse effect, or

          -- as a result of breach or failure to perform by MCI WorldCom of any material covenant or agreement contained in the merger agreement about which CAI notifies MCI WorldCom, if MCI WorldCom fails to cure or otherwise resolve such breach or failure to perform to the reasonable satisfaction of CAI within 20 days after MCI WorldCom receives CAI's notice;

     o if the merger agreement is terminated for any reason other than those specified in the immediately preceding bullet point, 18 months after such termination; and

     o    30 months from the date of the stock option agreement.

         CAI is required to notify MCI WorldCom if:

     o CAI recommends to Shareholders, or CAI or any person (other than MCI WorldCom or any affiliate or associate of MCI WorldCom) publicly proposes or publicly announces, a bona fide Takeover Proposal that is not withdrawn at the time of the exercise of the option;

     o any person (other than MCI WorldCom or any affiliate or associate of MCI WorldCom) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of or has the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act), other than a group of which MCI WorldCom or any affiliate or associate of MCI WorldCom is a member, is formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the voting power of CAI; or

     o the CAI board withdraws or modifies in a manner adverse to MCI WorldCom its recommendation with respect to the merger agreement and the merger.

     MCI WorldCom's right to exercise the option will not be affected if CAI fails to notify MCI WorldCom of any such event.

     MCI WorldCom will send CAI notice if it wishes to exercise the option. If prior notification to or approval of any governmental authority is required in connection with MCI WorldCom's purchase of its common shares, CAI must cooperate in the filing of the required notice or application for approval and the obtaining of such approval. MCI WorldCom's purchase of its common shares will close immediately after such regulatory approvals (and any mandatory waiting periods).

     MCI WorldCom granted CAI, or a nominee of CAI, a power of attorney to vote, at any meeting of its shareholders called to consider the merger agreement, any option shares acquired by it on or prior to the record date. The power of attorney and proxy granted by MCI WorldCom lasts from the date of the stock option agreement to the earlier to occur of the termination of the merger agreement or the effective time of the merger and includes the right to sign its name (as shareholder) to any consent, certificate or other document relating to CAI that the law of the State of Connecticut may permit or require:

     o    in favor of the merger agreement and the merger; and

     o against any proposal for any recapitalization, merger (other than the merger described in this proxy statement), sale of assets or other business combination between CAI and any person or entity (other than MCI WorldCom or Cardinal Acquisition Subsidiary or other permitted assignee thereof under the merger agreement) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of MCI WorldCom under the merger agreement or which could result in any of the conditions to the merger agreement not being fulfilled.

     The stock option agreement contains representations and warranties of CAI, including:

     o    corporate authority;

     o    beneficial ownership;

     o capitalization and shares reserved for issuance upon exercise of the option; and

     o absence of any breach of organizational documents or material agreements as a result of the contemplated transactions.

     The stock option agreement also contains representations and warranties of MCI WorldCom, including corporate authority and investment representations.

     The stock option agreement also contains standard demand and piggyback registration rights relating to the CAI common stock underlying the option represented by the stock option agreement, as well as certain other customary terms.